As filed with the Securities and Exchange Commission on June 29, 2012

Registration No. 333-182017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Amendment No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iSTAR FINANCIAL INC.
(Exact name of Registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	95-6881527 (I.R.S. Employer Identification Number)

1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jay Sugarman
Chief Executive Officer
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen L. Werner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 29, 2012

PROSPECTUS

OFFER TO EXCHANGE
9.0% Series B Senior Notes due 2017 which have been registered under the Securities Act for any and all outstanding 9.0% Series A Senior Notes due 2017

($275,000,000 principal amount outstanding at maturity)

iSTAR FINANCIAL INC.
This exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on              , 2012
(unless we extend this exchange offer).

        We are offering to exchange our 9.0% Series B Senior Notes due 2017, referred to herein as the "Series B Notes," for the identical principal amount of our 9.0% Series A Senior Notes due 2017, referred to herein as the "Series A Notes." The aggregate principal amount at maturity of the Series A Notes, and therefore the principal amount at maturity of Series B Notes which would be issued if all the Series A Notes were exchanged, is $275,000,000. The terms of the Series B Notes will be identical with the terms of the Series A Notes, except that the issuance of the Series B Notes is being registered under the Securities Act of 1933, as amended, or the "Securities Act," and therefore the Series B Notes will not be subject to restrictions on transfer which apply to the Series A Notes.

        The Series A Notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, or outside the United States in compliance with Regulation S under the Securities Act. This exchange offer is being made in accordance with a registration rights agreement, dated May 8, 2012, among us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC. Based on interpretations by the staff of the Securities and Exchange Commission, or the "SEC," we believe a holder (other than a broker-dealer who acquired Series A Notes directly from us for resale or an affiliate of ours) may offer and sell Series B Notes issued in exchange for Series A Notes without registration under the Securities Act and without the need to deliver a prospectus, if the holder acquired the Series B Notes in the ordinary course of its business and the holder has no arrangement to participate, and is not otherwise engaged, in a distribution of the Series B Notes.

        Prior to this exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop.

        The exchange agent for this exchange offer is U.S. Bank National Association.

        See "Risk Factors," which begin on page 9, for a discussion of certain factors that should be considered in evaluating the exchange offer.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Broker-dealers who receive Series A Notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new securities; and broker-dealers who acquire the Series B Notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the Series B Notes.

The date of this prospectus is June 29, 2012

FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus and the documents we incorporate by reference, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." Forward-looking statements are included with respect to, among other things, our current business plan, business strategy, portfolio management, prospects and liquidity. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements. Certain important factors that we believe might cause such differences are discussed in the section entitled "Risk Factors," beginning on page 9 of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in this prospectus and the documents we incorporate by reference.

PROSPECTUS SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in it, before making an investment decision. All references to "we," "us" or the "Company" in this prospectus refer to iStar Financial Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

Overview

        We are a fully-integrated finance and investment company focused on the commercial real estate industry. We provide custom-tailored investment capital to high-end private and corporate owners of real estate and invest directly across a range of real estate sectors. We are taxed as a real estate investment trust, or "REIT," for U.S. federal income tax purposes and have invested more than $35 billion over the past two decades. Our three primary business segments are lending, net leasing and real estate investment.

        Our lending portfolio is primarily comprised of senior and mezzanine real estate loans that typically range in size from $20 million to $150 million and have original terms generally ranging from three to ten years. These loans may be either fixed-rate (based on the U.S. Treasury rate plus a spread) or variable-rate (based on LIBOR plus a spread) and are structured to meet the specific financing needs of borrowers. Our portfolio also includes senior and subordinated loans to corporations, particularly those engaged in real estate or real estate related businesses. These financings may be either secured or unsecured, typically range in size from $20 million to $150 million and have initial maturities generally ranging from three to ten years. Our loan portfolio includes whole loans, loan participations and debt securities.

        Our net lease portfolio is primarily comprised of properties owned by us and leased to single creditworthy tenants, where the properties are generally mission critical headquarters or distribution facilities that are subject to long-term leases. Most of the leases provide for expenses at the facility to be paid by the tenant on a triple net lease basis. Net lease transactions have initial terms generally ranging from 15 to 20 years and typically range in size from $20 million to $150 million.

        Our real estate investment portfolio includes real estate held for investment, or "REHI," and other real estate owned, or "OREO," properties primarily acquired through foreclosure or through deed-in-lieu of foreclosure in full or partial satisfaction of non-performing loans. Through the infusion of capital and/or intensive asset management, we generally seek to reposition and redevelop these assets with the objective of maximizing their value. We have developed significant expertise in the ownership and repositioning of multifamily, condominium, master planned and development properties.

        Our primary sources of revenues are interest income, which is the interest that borrowers pay on loans, and operating lease income, which is the rent that corporate customers pay to lease our properties. We primarily generate income through the "spread" or "margin," which is the difference between the revenues generated from loans and leases and interest expense and the cost of our net lease operations. Going forward, we also expect to earn income from our other real estate investments. Income from real estate investments may include operating revenues as well as income from sales of properties either in bulk or through unit sales. This income will be reduced by holding costs while the real estate investments are redeveloped, repositioned and eventually sold.

        We began our business in 1993 through private investment funds and became publicly traded in 1998. Since that time, we have grown through the origination of new lending and leasing transactions, as well as through corporate acquisitions.

        As of March 31, 2012, based on current gross carrying values, our total investment portfolio has the following characteristics:

Asset Type

Property Type

Geography

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus except as expressly set forth in "Additional Information; Incorporation by Reference."

 THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our 9.0% Series B Senior Notes due 2017 for identical principal amounts of our 9.0% Series A Senior Notes due 2017. At the date of this prospectus, $275.0 million principal amount at maturity of Series A Senior Notes are outstanding. See "The Exchange Offer—Terms of the Exchange Offer."
Expiration of Exchange Offer

5:00 p.m., New York time, on                , 2012, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See "The Exchange Offer—Expiration Date; Extension; Termination; Amendments."

Conditions of the Exchange Offer

The exchange offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange Offer—Procedures for Tendering."

Accrued Interest on the Series A Notes

The Series B Notes will bear interest at the rate of 9.0% per annum from and including their date of issuance. When the first interest payment is made with regard to the Series B Notes, we will also pay interest on the Series A Notes which are exchanged, from the date they were issued to, but not including, the day the Series B Notes are issued. Interest on the Series A Notes which are exchanged will cease to accrue on the day prior to the day on which the Series B Notes are issued. The interest rate on the Series A Notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See "Description of the Series B Notes."

Procedures for Tendering Series A Notes

A holder of Series A Notes who wishes to accept the exchange offer must complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under "The Exchange Offer—Procedures for Tendering" and in the letter of transmittal, and deliver the letter of transmittal, or facsimile, together with the Series A Notes and any other required documentation to the exchange agent at the address set forth in "The Exchange Offer—Exchange Agent"; or must comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described in "The Exchange Offer—Procedures For Tendering." Series A Notes may be delivered physically or by confirmation of book-entry delivery of the Series A Notes to the exchange agent's account at DTC. By executing a letter of transmittal or by following the procedures for tendering through DTC, a holder will represent to us that, among other things, the person acquiring the Series B Notes will be doing so in the ordinary course of the person's business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Series B Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives Series B Notes for its own account in exchange for Series A Notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "The Exchange Offer—Procedures for Tendering" and "Sales of Series B Notes Received by Broker-Dealers."

Guaranteed Delivery Procedures

Eligible holders of Series A Notes who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available or (2) who cannot deliver their Series A Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Series A Notes according to the guaranteed delivery procedures described in the letter of transmittal. (Note: if tender is made through DTC's automated tender offer program, this process is achieved through that program.) See "The Exchange Offer—Guaranteed Delivery Procedures."

Acceptance of Series A Notes and Delivery of Series B Notes

Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all Series A Notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Series B Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes. See "The Exchange Offer—Procedures for Tendering."

Withdrawal Rights	Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
The Exchange Agent	U.S. Bank National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in "The Exchange Offer—Exchange Agent."
Fees and Expenses

We will bear all expenses incidental to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of Series A Notes or Series B Notes by the holder). See "The Exchange Offer—Fees and Expenses."

Resales of the Series B Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe Series B Notes issued pursuant to this exchange offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the Series B Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "The Exchange Offer—Purpose and Effects" and "Sales of Series B Notes Received By Broker-Dealers."

THE SERIES B NOTES

        The exchange offer applies to $275.0 million aggregate principal amount at maturity of Series A Notes. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and rights relating to the exchange of the Series A Notes for Series B Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture under which both the Series A Notes were, and the Series B Notes will be, issued. See "Description of the Series B Notes."

Issuer	iStar Financial Inc.
Securities Offered	$275,000,000 principal amount of 9.0% Series B Senior Notes due 2017.
Maturity	Unless redeemed earlier, the Series B Notes will mature on June 1, 2017.
Interest Rate	The Series B Notes will bear interest at 9.0% per year (calculated using a 360-day year comprised of twelve 30-day months).
Interest Payment Dates	Interest on the Series B Notes will be paid on each June 1 and December 1, commencing December 1, 2012. Interest will accrue from the date of issue.
Ranking
The Series B Notes are our unsecured senior obligations and rank equally with our existing and future unsecured senior indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. The Series B Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and all indebtedness of our subsidiaries (including indebtedness of iStar Financial Inc. guaranteed by its subsidiaries). As of March 31, 2012, the aggregate principal amount of our outstanding consolidated indebtedness was $6.0 billion, of which $3.6 billion was debt of our subsidiaries (including indebtedness of iStar Financial Inc. guaranteed by its subsidiaries) and $3.5 billion was secured indebtedness.
Optional Redemption
We may redeem the Series B Notes in whole or in part prior to their maturity at any time at a price equal to 100% of their principal amount plus a "make-whole" premium and accrued and unpaid interest, if any, to the redemption date, as described in "Description of the Series B Notes—Redemption."
Change of Control Offer
If a Change of Control Triggering Event, as defined in "Description of the Series B Notes," occurs, we must give holders of the Series B Notes the opportunity to sell us their Series B Notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Indenture Provisions	The indenture, dated May 8, 2012, or the "Indenture," between us and U.S. Bank National Association, as trustee, or the "Trustee," governing the Series B Notes contains covenants limiting our and our subsidiaries' ability to:
• incur indebtedness;
• maintain unencumbered assets; or
• merge or consolidate with another person.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Series B Notes—Certain Covenants."
Risk Factors	Investing in the Series B Notes involves substantial risks. See "Risk Factors" in this prospectus for a description of certain of the risks you should consider before investing in the Series B Notes.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing the Series B Notes in this exchange offer. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this prospectus, before purchasing the Series B Notes. You should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

If you fail to exchange your Series A Notes, they will continue to be restricted securities and you may experience difficulty selling them following this exchange offer.

        The Series A Notes which you do not tender in this exchange offer will continue to be restricted securities. After the completion of this exchange offer, we will not have any further obligation to issue Series B Notes to you in exchange for your Series A Notes. You may not offer or sell Series A Notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of Series A Notes will elect to exchange those notes for Series B Notes, and that most potential investors in the notes will prefer to purchase registered Series B Notes rather than purchase unregistered Series A Notes, you may experience difficulty selling your Series A Notes following the exchange offer.

There is no public market for the Series B Notes.

        If the Series B Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. Historically, there has been substantial volatility in the prices of corporate debt securities, and the price of the Series B Notes is likely to be affected by factors which affect the price of corporate debt securities generally. We do not intend to apply for listing of the Series B Notes on any securities exchange or for inclusion of the Series B Notes on any automated quotation system.

Changes in general economic conditions have and may continue to adversely affect our business.

        Our success is generally dependent upon economic conditions in the U.S. and, in particular, the geographic areas in which a substantial number of our investments are located. Substantially all businesses, including ours, were negatively affected by the recent economic recession and illiquidity and volatility in the credit and commercial real estate markets. Although there were early signs of improvement in the commercial real estate and credit markets beginning in 2010 and in 2011, such markets remain volatile and it is not possible for us to predict whether these trends will continue in the future or quantify the impact of these or other trends on our financial results. Deterioration in economic trends could have a material adverse effect on our financial performance and our ability to meet our debt obligations.

We have significant indebtedness and limitations on our liquidity and ability to raise capital may adversely affect us.

        Sufficient liquidity is critical to the management of our balance sheet and our ability to meet our scheduled debt payments. However, liquidity in the capital markets has been constrained since the beginning of the credit crisis and our cost of funds has increased. During this time, we have primarily relied on secured borrowings, repayments from our loan assets and proceeds from asset sales to fund our operations and meet our debt maturities, and we expect to continue to rely primarily on these sources of liquidity for the foreseeable future. Our ability to access these and other sources of capital will be subject to a number of factors, many of which are outside of our control, such as conditions prevailing in the credit and real estate markets. There can be no assurance that we will have access to liquidity when needed on terms that are acceptable to us, or at all. In addition, we may decide to pursue transactions, such as sales of assets, on terms that would not otherwise be attractive to us in order to generate sufficient liquidity. We may also encounter difficulty in finding buyers of assets or executing capital raising strategies on acceptable terms in a timely manner, which could impact our ability to make scheduled repayments on our outstanding debt.

        As of March 31, 2012, we had approximately $913.8 million of debt maturing and minimum required amortization payments due on or before December 31, 2012. Of this amount, $162.8 million represents the minimum aggregate required amortization due on the 2011 Secured Credit Agreement (as defined herein) and the 2012 Secured Credit Agreement (as defined herein), which is collateralized by assets with an aggregate carrying value of $4.19 billion. Subsequent to March 31, 2012, we made repayments under the 2011 Secured Credit Agreement exceeding the $121.8 million of minimum amortization due through year-end, leaving no further amortization requirements prior to the payment of any remaining balance due at maturity in June 2013. In addition, subsequent to March 31, 2012, we made repayments exceeding the $41.0 million of minimum amortization due through the end of 2012 related to the 2012 Secured Credit Agreement, meeting all minimum amortization requirements through December 31, 2012. As of March 31, 2012, our other debt maturities for the remainder of 2012 include $90.3 million of senior unsecured notes due in June and $660.7 million of convertible notes due in October. As of March 31, 2012, we had approximately $2.05 billion of debt maturing and minimum required amortization payments due during the year ending December 31, 2013.

        As of March 31, 2012, we had $609.7 million of cash and cash reserved for repayment of indebtedness, including $482.9 million of refinancing proceeds included in restricted cash reserved for the repayment of indebtedness, and unencumbered assets with a carrying value of $3.20 billion. In addition, on May 8, 2012, we sold $275.0 million aggregate principal amount of the Series A Notes at 98.012% of their principal amount. The proceeds from this transaction, along with cash reserved for repayment of indebtedness as of March 31, 2012, will be sufficient to repay substantially all of our unsecured debt maturing in 2012. Failure to repay or refinance our borrowings as they come due would be an event of default under the relevant debt instruments, which could result in a cross default and acceleration of our other outstanding debt obligations, all of which would have a material adverse effect on our business and stock price.

The Series B Notes will be structurally subordinated to subsidiary debt.

        The Series B Notes are not guaranteed by any of our subsidiaries. As a result, the Series B Notes will be structurally subordinated to all indebtedness and other obligations for our subsidiaries. As of March 31, 2012, our subsidiaries had $3.6 billion of indebtedness outstanding (including indebtedness of iStar Financial Inc. guaranteed by its subsidiaries).

        Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. Accordingly, claims of holders of the Series B Notes will be structurally subordinated to any claims of creditors of our subsidiaries.

We have suffered adverse consequences as a result of our credit ratings.

        Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. Our unsecured corporate credit ratings from major national credit rating agencies are currently below investment grade. Having below investment grade credit ratings has increased our borrowing costs and caused restrictive covenants in our public debt instruments to become operative. These restrictive covenants are described below in "Covenants in our indebtedness could limit our flexibility and adversely affect our financial condition." These factors have adversely impacted our financial performance and will continue to do so unless our credit ratings improve.

Covenants in our indebtedness could limit our flexibility and adversely affect our financial condition.

        Our outstanding unsecured debt securities contain corporate level covenants that include a covenant to maintain a ratio of unencumbered assets to unsecured indebtedness of at least 1.2x and a restriction on debt incurrence based upon the effect of the debt incurrence on our fixed charge coverage. If any of our covenants are breached and not cured within applicable cure periods, the breach could result in acceleration of our debt securities unless a waiver or modification is agreed upon with the requisite percentage of the bondholders. While we expect that our ability to incur new indebtedness under the fixed charge coverage ratio will be limited for the foreseeable future, we will continue to be permitted to incur indebtedness for the purpose of refinancing existing indebtedness and for other permitted purposes under the indentures.

        The 2011 Secured Credit Agreement and the 2012 Secured Credit Agreement contain certain covenants, including covenants relating to collateral coverage, dividend payments, restrictions on fundamental changes, transactions with affiliates, matters relating to the liens granted to the lenders and the delivery of information to the lenders. In particular, we are required to maintain collateral coverage of 1.25x outstanding borrowings. In addition, for so long as we maintain our qualification as a REIT, the 2011 Secured Credit Agreement and the 2012 Secured Credit Agreement permit us to distribute 100% of our REIT taxable income on an annual basis. We may not pay common dividends if we cease to qualify as a REIT.

        The 2011 Secured Credit Agreement and the 2012 Secured Credit Agreement contain cross default provisions that would allow the lenders to declare an event of default and accelerate our indebtedness to them if we fail to pay amounts due in respect of our other recourse indebtedness in excess of specified thresholds or if the lenders under such other indebtedness are otherwise permitted to accelerate such indebtedness for any reason. The indentures governing our unsecured public debt securities permit the bondholders to declare an event of default and accelerate our indebtedness to them if our other recourse indebtedness in excess of specified thresholds is not paid at final maturity or if such indebtedness is accelerated.

        The covenants described above could limit our flexibility and make it more difficult and/or expensive to refinance our existing indebtedness and make new investments. In addition, a default by us on our indebtedness would have a material adverse effect on our business and the market price of our common stock.

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on our financial results.

        We maintain loan loss reserves to protect against potential losses and conduct a review of the adequacy of these reserves on a quarterly basis. Our general loan loss reserve reflects management's then-current estimation of the probability and severity of losses within our portfolio, based on this quarterly review. In addition, our determination of asset-specific loan loss reserves relies on material estimates regarding the fair value of loan collateral. Estimation of ultimate loan losses, provision expenses and loss reserves is a complex and subjective process. As such, there can be no assurance that management's judgment will prove to be correct and that reserves will be adequate over time to protect against potential future losses. Such losses could be caused by factors including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. In particular, our non-performing loans increased significantly during the financial crisis, driven by the weak economy and the disruption of the credit markets which adversely impacted the ability and willingness of many of our borrowers to service their debt and refinance our loans to them at maturity. If our reserves for credit losses prove inadequate we may suffer additional losses, which would have a material adverse effect on our financial performance and results of operations.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions could result in changes to our financial condition and results of operations.

        Material estimates that are particularly susceptible to significant change relate to our determination of the reserve for loan losses, which is based primarily on the estimated fair value of loan collateral, as well as the valuation of net lease, OREO and REHI assets, intangible assets and deferred tax assets. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could have a material adverse effect on our financial performance and results of operations and actual results may differ materially from our estimates.

We have suffered losses when a borrower defaults on a loan and the underlying collateral is not sufficient, and we may suffer additional losses in the future.

        We have suffered significant losses arising from borrower defaults on our loan assets and we may suffer additional losses in the future. In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the real estate-related assets collateralizing the loan. If the underlying collateral value is less than the loan amount, we will suffer a loss. Conversely, we sometimes make loans that are unsecured or are secured only by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those collateralized lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate. In cases described above, we may lack control over the underlying asset collateralizing our loan or the underlying assets of the borrower prior to a default, and as a result the value of the collateral may be reduced by acts or omissions by owners or managers of the assets.

        We sometimes obtain individual or corporate guarantees from borrowers or their affiliates. In cases where guarantees are not fully or partially secured, we typically rely on financial covenants from borrowers and guarantors which are designed to require the borrower or guarantor to maintain certain levels of creditworthiness. Where we do not have recourse to specific collateral pledged to satisfy such guarantees or recourse loans, we will only have recourse as an unsecured creditor to the general assets of the borrower or guarantor, some or all of which may be pledged to satisfy other lenders. There can be no assurance that a borrower or guarantor will comply with its financial covenants, or that sufficient assets will be available to pay amounts owed to us under our loans and guarantees. As a result of these factors, we may suffer additional losses which could have a material adverse effect on our financial performance.

        In the event of a borrower bankruptcy, we may not have full recourse to the assets of the borrower in order to satisfy our loan. In addition, certain of our loans are subordinate to other debts of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt receives payment. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase collection costs and losses and the time necessary to acquire title to the underlying collateral, during which time the collateral may decline in value, causing us to suffer additional losses.

        If the value of collateral underlying our loan declines or interest rates increase during the term of our loan, a borrower may not be able to obtain the necessary funds to repay our loan at maturity through refinancing. Decreasing collateral value and/or increasing interest rates may hinder a borrower's ability to refinance our loan because the underlying property cannot satisfy the debt service coverage requirements necessary to obtain new financing. If a borrower is unable to repay our loan at maturity, we could suffer additional loss which may adversely impact our financial performance.

We are subject to additional risks associated with loan participations.

        Some of our loans are participation interests or co-lender arrangements in which we share the rights, obligations and benefits of the loan with other lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control.

We are subject to additional risk associated with foreclosed assets.

        We have obtained title to a number of assets that have served as collateral on defaulted loans. These assets are classified as REHI or OREO, based on our intention to either hold the properties over a longer period or to market them for sale in the near term. The assets are predominantly land and substantially completed condominium/multi-family projects. We must incur costs to carry these assets and in some cases make improvements to or complete the assets. These activities require additional liquidity and also result in additional expenses that impact our operating results. In addition, to the extent we need to raise liquidity through asset sales, we may be limited in our ability to sell these assets in a short time frame. We currently have several loans that are in default and to the extent the borrowers cannot cure the default, we could take title to these assets, which would require additional liquidity and further increase our expenses.

We may experience losses if the creditworthiness of our net lease asset tenants deteriorates and they are unable to meet their lease obligations.

        We own the properties leased to the tenants of our net lease assets and receive rents from the tenants during the contracted term of such leases. A tenant's ability to pay rent is determined by its creditworthiness, among other factors. If a tenant's credit deteriorates, the tenant may default on its obligations under our lease and may also become bankrupt. The bankruptcy or insolvency of our tenants or other failure to pay is likely to adversely affect the income produced by our net lease assets. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we may not be able to evict the tenant solely because of such bankruptcy or failure to pay. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In addition, certain amounts paid to us within 90 days prior to the tenant's bankruptcy filing could be required to be returned to the tenant's bankruptcy estate. In any event, it is highly unlikely that a bankrupt or insolvent tenant would pay in full amounts it owes us under a lease. In other circumstances, where a tenant's financial condition has become impaired, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is likely less than the total contractual rental amount. Without regard to the manner in which the lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant. In any of the foregoing circumstances, our financial performance could be materially adversely affected.

Lease expirations, lease defaults and lease terminations may adversely affect our revenue.

        Lease expirations and lease terminations may result in reduced revenues if the lease payments received from replacement tenants are less than the lease payments received from the expiring or terminating corporate tenants. In addition, lease defaults or lease terminations by one or more significant tenants or the failure of tenants under expiring leases to elect to renew their leases could cause us to experience long periods of vacancy with no revenue from a facility and to incur substantial capital expenditures and/or lease concessions in order to obtain replacement tenants.

We are subject to risks relating to our asset concentration.

        Our portfolio consists primarily of large balance commercial real estate loans and net lease, OREO and REHI assets. Our asset base is generally diversified by asset type, obligor, property type and geographic location. However, as of March 31, 2012, approximately 20.4% of the carrying value of our assets related to land, 16.4% related to apartment/residential assets, 11.7% related to retail properties and 10.3% related to office properties. All of these types of collateral have been adversely affected by the financial crisis. In addition, as of March 31, 2012, approximately 23.9% of the carrying value of our assets related to properties located in the western U.S., 17.9% related to properties located in the northeastern U.S., 15.0% related to properties located in the southeast U.S and 12.4% related to properties located in the southwestern U.S. These regions include areas such as Florida, California and Nevada that were particularly hard hit by the downturn in the residential real estate markets. We may suffer additional losses on our assets based on these concentrations.

        We underwrite the credit of prospective borrowers and customers and often require them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although our loans and other lending investments and net lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent we have a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on us. As of March 31, 2012, our five largest borrowers or tenants of net lease assets collectively accounted for approximately 22.9% of our aggregate annualized interest and operating lease revenue, of which no single customer accounts for more than 8.0%.

We compete with a variety of financing and leasing sources for our customers.

        The financial services industry and commercial real estate markets are highly competitive. Our competitors include finance companies, other REITs, commercial banks and thrift institutions, investment banks and hedge funds. Our competitors seek to compete aggressively on the basis of a number of factors including transaction pricing, terms and structure. We may have difficulty competing to the extent we are unwilling to match our competitors' deal terms in order to maintain our interest margins and/or credit standards. To the extent that we match competitors' pricing, terms or structure, we may experience decreased interest margins and/or increased risk of credit losses, which could have an adverse effect on our financial performance.

        We face significant competition within our net leasing business from other owners, operators and developers of properties, many of which own properties similar to ours in markets where we operate. Such competition may affect our ability to attract and retain tenants and reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to rent space at lower rental rates than we would or providing greater tenant improvement allowances or other leasing concessions. This combination of circumstances could adversely affect our revenues and financial performance.

We are subject to certain risks associated with investing in real estate, including potential liabilities under environmental laws and risks of loss from earthquakes and terrorism.

        Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. While a secured lender is not likely to be subject to these forms of environmental liability, when we foreclose on real property, we become an owner and are subject to the risks of environmental liability. Additionally, under our net lease assets we require our tenants to undertake the obligation for environmental compliance and indemnify us from liability with respect thereto. There can be no assurance that our tenants will have sufficient resources to satisfy their obligations to us.

        As of March 31, 2012, approximately 27.3% of the carrying value of our assets was located in the western and northwestern United States, geographic areas at higher risk for earthquakes. In addition, a significant number of our properties are located in New York City and other major urban areas which, in recent years, have been high risk geographical areas for terrorism and threats of terrorism. Future earthquakes or acts of terrorism could adversely impact the demand for, and value of, our assets and could also directly impact the value of our assets through damage, destruction or loss, and could thereafter materially impact the availability or cost of insurance to protect against these events. Although we believe our owned real estate and the properties collateralizing our loan assets are adequately covered by insurance, we cannot predict at this time if we or our borrowers will be able to obtain appropriate coverage at a reasonable cost in the future, or if we will be able to continue to pass along all of the costs of insurance to our tenants. Any earthquake or terrorist attack, whether or not insured, could have a material adverse effect on our financial performance, the market price of our common stock and our ability to pay dividends. In addition, there is a risk that one or more of our property insurers may not be able to fulfill its obligations with respect to claims payments due to a deterioration in its financial condition.

From time to time we make investments in companies over which we do not have sole control. Some of these companies operate in industries that differ from our current operations, with different risks than investing in real estate.

        From time to time we make debt or equity investments in other companies that we may not control or over which we may not have sole control. These investments include but are not limited to: LNR Property Corporation, or "LNR," Madison Funds and other equity and mezzanine investments. Although these businesses generally have a significant real estate component, some of them operate in businesses that are different from our primary business segments including, without limitation, special servicing of securitized debt. Consequently, investments in these businesses, among other risks, subject us to the operating and financial risks of industries other than real estate and to the risk that we do not have sole control over the operations of these businesses.

        From time to time we may make additional investments in or acquire other entities that may subject us to similar risks. Investments in entities over which we do not have sole control, including joint ventures, present additional risks such as having differing objectives than our partners or the entities in which we invest, or becoming involved in disputes, or competing with those persons. In addition, we rely on the internal controls and financial reporting controls of these entities and their failure to maintain effectiveness or comply with applicable standards may adversely affect us.

Declines in the market values of our equity investments may adversely affect periodic reported results.

        Most of our equity investments are in funds or companies that are not publicly traded and their fair value may not be readily determinable. We may periodically estimate the fair value of these investments, based upon available information and management's judgment. Because such valuations are inherently uncertain, they may fluctuate over short periods of time. In addition, our determinations regarding the fair value of these investments may be materially higher than the values that we ultimately realize upon their disposal, which could result in losses that have a material adverse effect on our financial performance, the market price of our common stock and our ability to pay dividends.

We may utilize derivative instruments to hedge risk, which may adversely affect our borrowing cost and expose us to other risks.

        The derivative instruments we may use are typically in the form of interest rate swaps and foreign currency swaps. Interest rate swaps effectively change variable-rate debt obligations to fixed-rate debt obligations or fixed-rate debt obligations to variable-rate debt obligations. Foreign currency swaps limit our exposure to changes in currency rates in respect of certain investments denominated in foreign currencies.

        Our use of derivative instruments also involves the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that we may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by us. As a matter of policy, we enter into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "A/A2" by S&P and Moody's, respectively.

        Developing an effective strategy for dealing with movements in interest rates and foreign currencies is complex and no strategy can completely insulate us from risks associated with such fluctuations. There can be no assurance that any hedging activities will have the desired beneficial impact on our results of operations or financial condition.

Significant increases in interest rates could have an adverse effect on our operating results.

        Our operating results depend in part on the difference between the interest and related income earned on our assets and the interest expense incurred in connection with our interest bearing liabilities. Changes in the general level of interest rates prevailing in the financial markets will affect the spread between our interest earning assets and interest bearing liabilities subject to the impact of interest rate floors and caps, as well as the amounts of floating rate assets and liabilities. Any significant compression of the spreads between interest earning assets and interest bearing liabilities could have a material adverse effect on us. In the event of a significant rising interest rate environment, rates could exceed the interest rate floors that exist on certain of our floating rate debt and create a mismatch between our floating rate loans and our floating rate debt that could have a significant adverse effect on our operating results. In addition, an increase in interest rates could, among other things, reduce the value of our fixed-rate interest bearing assets and our ability to realize gains from the sale of such assets. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Quarterly results may fluctuate and may not be indicative of future quarterly performance.

        Our quarterly operating results could fluctuate; therefore, reliance should not be placed on past quarterly results as indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in loan and net lease portfolio performance, levels of non-performing assets and related provisions, market values of investments, costs associated with debt, general economic conditions, the state of the real estate and financial markets and the degree to which we encounter competition in our markets.

Our ability to retain and attract key personnel is critical to our success.

        Our success depends on our ability to retain our senior management and the other key members of our management team and recruit additional qualified personnel. We rely in part on equity compensation to retain and incentivize our personnel. In addition, if members of our management join competitors or form competing companies, the competition could have a material adverse effect on our business. Efforts to retain or attract professionals may result in additional compensation expense, which could affect our financial performance.

We are highly dependent on information systems, and systems failures could significantly disrupt our business.

        Our business is highly dependent on communications, information, financial and operational systems. Any failure or interruption of our systems could cause delays or other problems in our business activities, which could have a material adverse effect on our operations and financial performance.

We may change certain of our policies without stockholder approval.

        Our charter does not set forth specific percentages of the types of investments we may make. We can amend, revise or eliminate our investment financing and conflict of interest policies at any time at our discretion without a vote of our stockholders. A change in these policies could adversely affect our financial condition or results of operations or the market price of our common stock.

Certain provisions in our charter may inhibit a change in control.

        Generally, to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our charter, no person may own more than 9.8% of our outstanding shares of our capital stock, with some exceptions. The restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the security holders.

We would be subject to adverse consequences if we fail to qualify as a REIT.

        We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1998. However, our qualification as a REIT has depended and will continue to depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. As a result of the current credit crisis, it may be difficult for us to meet one or more of the requirements for qualification as a REIT including, but not limited to, our distribution requirement.

        If we were to fail to qualify as a REIT for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our net taxable income and would be subject to U.S. federal income tax, including any applicable alternative minimum tax, or "AMT," on our net taxable income at regular corporate rates, as well as applicable state and local taxes. Unless entitled to relief under certain Code provisions, we would also be disqualified from treatment as a REIT for the four subsequent taxable years following the year during which our REIT qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause our REIT qualification to be revoked.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them and, as a result, we may be forced to borrow funds, sell assets or take other actions during unfavorable market conditions.

        To qualify as a REIT, we generally must distribute annually to our stockholders at least 90% of our net taxable income, excluding net capital gains, and we will be subject to U.S. federal income tax, as well as applicable state and local taxes, to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

        In the event that principal, premium or interest payments with respect to a particular debt instrument that we hold are not made when due, we may nonetheless be required to continue to recognize the unpaid amounts as taxable income. Due to these and other potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution.

        In that event, in order to qualify as a REIT and avoid the payment of income and excise taxes, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized.

Certain of our activities, including our use of taxable REIT subsidiaries, are subject to taxes that could reduce our cash flows.

        Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state, local and non-U.S. taxes on our income and property, including taxes on any undistributed income, taxes on income from certain activities conducted as a result of foreclosures, and property and transfer taxes, such as mortgage recording taxes. We would be required to pay taxes on net taxable income that we fail to distribute to our stockholders. In addition, we hold a significant amount of assets in one or more taxable REIT subsidiaries, including assets that we have acquired through foreclosure, assets that may be treated as dealer property, and other assets that could adversely affect our ability to qualify as a REIT if held directly by us. As a result, we may be required to pay income taxes related to these assets. Furthermore, we will be subject to a 100% penalty tax to the extent our economic arrangements with our taxable REIT subsidiaries were held to be not comparable to similar arrangements among unrelated parties. There are also limitations on the ability of taxable REIT subsidiaries to make interest payments to affiliated REITs. We will also be subject to a 100% tax to the extent we derive income from the sale of assets to customers in the ordinary course of business. To the extent we or our taxable REIT subsidiaries are required to pay U.S. federal, state, local or non-U.S. taxes, we will have less cash available for distribution to our stockholders.

A failure to comply with the limits on our ownership of and relationship with our taxable REIT subsidiaries would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

        No more than 25% of the value of a REIT's total assets may consist of stock or securities of one or more taxable REIT subsidiaries. This requirement limits the extent to which we can conduct activities through taxable REIT subsidiaries or expand the activities that we conduct through taxable REIT subsidiaries. The values of some of our assets, including assets that we hold through taxable REIT subsidiaries may not be subject to precise determination, and values are subject to change in the future. In addition, we hold certain loans to one or more of our taxable REIT subsidiaries that are secured by real property. We treat these mortgage loans as qualifying assets for purposes of the REIT assets tests to the extent that they are secured by real property. As a result, we do not treat such loans as subject to the limitation that securities from taxable REIT subsidiaries must constitute less than 25% of our total assets. While we believe that loans to a taxable REIT subsidiary are treated as qualifying real estate assets for purposes of the REIT asset tests to the extent they are secured by real property, the U.S. federal income tax treatment of such loans is not entirely clear. If the Internal Revenue Service, or the "IRS," were to successfully challenge our treatment of these mortgage loans as qualifying real estate assets, our ability to meet the REIT asset tests and other REIT requirements could be adversely affected. Accordingly, there can be no assurance that we have met or will be able to continue to comply with the taxable REIT subsidiary 25% limitation.

        In addition, we may from time to time need to make distributions from a taxable REIT subsidiary in order to keep the value of our taxable REIT subsidiaries below 25% of our total assets. However, taxable REIT subsidiary dividends will generally not constitute qualifying income for purposes of the 75% REIT gross income test. While we will monitor our compliance with both this income test and the limitation on the percentage of our total assets represented by taxable REIT subsidiary securities, and intend to conduct our affairs so as to comply with both, the two may at times be in conflict with one another. For example, it is possible that we may wish to distribute a dividend from a taxable REIT subsidiary in order to reduce the value of our taxable REIT subsidiaries below 25% of our assets, but we may be unable to do so without violating the 75% REIT gross income test.

        Although there are other measures we can take in such circumstances in order to remain in compliance with the requirements for REIT qualification, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

Our Investment Company Act of 1940, as amended, or the "Investment Company Act," exemption limits our investment discretion and loss of the exemption would adversely affect us.

        We believe that we currently are not, and we intend to operate our company so that we will not be, regulated as an investment company under the Investment Company Act because we are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interest in real estate." Specifically, we are required to invest at least 55% of our assets in "qualifying real estate assets" (that is, real estate, mortgage loans and other qualifying interests in real estate), and at least an additional 25% of our assets in other "real estate-related assets," such as mezzanine loans and unsecured investments in real estate entities, or additional qualifying real estate assets.

        We will need to monitor our assets to ensure that we continue to satisfy the percentage tests. Maintaining our exemption from regulation as an investment company under the Investment Company Act limits our ability to invest in assets that otherwise would meet our investment strategies. If we fail to qualify for this exemption, we could not operate our business efficiently under the regulatory scheme imposed on investment companies under the Investment Company Act, and we could be required to restructure our activities. This would have a material adverse effect on our financial performance and the market price of our securities.

Ability to repurchase notes upon change of control may be limited.

        Upon the occurrence of a Change of Control Triggering Event, each holder of Series B Notes will have the right to require us to repurchase the holder's Series B Notes. Additionally, under the 2011 Secured Credit Agreement and the 2012 Secured Credit Agreement, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the 2011 Secured Credit Agreement and the 2012 Secured Credit Agreement and the commitments to lend would terminate, subject to our right under the 2012 Secured Credit Agreement to first prepay outstanding borrowings thereunder at par without payment of any prepayment fee or penalty. If a Change of Control Triggering Event were to occur, but we did not have sufficient funds to pay the repurchase price for all of the Series B Notes which were tendered, that failure would constitute an event of default under the Indenture. Therefore, the occurrence of a Change of Control Triggering Event at a time when we could not pay for the Series B Notes which were tendered as a result of the Change of Control Triggering Event could result in holders receiving substantially less than the principal amount of the Series B Notes.

        One of the circumstances under which a Change of Control Triggering Event may occur is upon the sale, lease, exchange or other transfer of all or substantially all of our assets. However, the phrase "all or substantially all" will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease, exchange of other transfer of "all or substantially all" of our assets has occurred, in which case, the ability of a holder of the Series B Notes to obtain the benefit of the offer for repurchase of all or a portion of the Series B Notes held by such holder may be impacted.

The Series B Notes will be issued with original issue discount for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of the Series B Notes will generally be identical to the Series A Notes, and the Series A Notes were issued with original issue discount for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations." Accordingly, holders that are U.S. persons for U.S. federal income tax purposes will be required to include such original issue discount in their income as it accrues for U.S. federal income tax purposes, in advance of receipt of any payment on the Series B Notes to which the income is attributable and regardless of their method of accounting for U.S. federal income tax purposes.

If a bankruptcy petition were filed by or against us, holders may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Series B Notes.

        If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the Series B Notes, the claim by any holder for the principal amount of the Series B Notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the Series B Notes; and

  •
  that portion of any original issue discount that does not constitute "unmatured interest" for purposes of the Bankruptcy Code.

        Any original issue discount that was not repaid as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders under these circumstances may receive a lesser amount than they would be entitled to under the terms of the Indenture governing the Series B Notes, even if sufficient funds are available.

The financial covenants in the Indenture will not apply if our unsecured corporate credit ratings are upgraded to investment grade.

        Our unsecured corporate credit ratings from major national credit rating agencies are currently below investment grade. Certain of the covenants in the Indenture governing the Series B Notes will not apply to us if our unsecured corporate credit ratings are upgraded by such agencies to investment grade that at such time no default or event of default under the Indenture has occurred and is continuing. See "Description of the Series B Notes—Certain Covenants." The Indenture will contain corporate level covenants that include a covenant to maintain a ratio of unencumbered assets to unsecured indebtedness of at least 1.2x and a restriction on debt incurrence based upon the effect of the debt incurrence on our fixed charge coverage. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the Indenture. There can be no assurance that our unsecured corporate credit ratings will ever be rated investment grade again, or that if they are rated investment grade, that we will maintain these ratings.

RATIO OF EARNINGS TO FIXED CHARGES

		For the years ended December 31,
	For the Three Months Ended March 31, 2012
		2011	2010	2009	2008	2007
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	—	—	—	—	—	1.2x
Ratio of earnings to fixed charges(1)	—	—	—	—	—	1.2x

(1)
For the three months ended March 31, 2012, our total earnings were not sufficient to cover fixed charges of $77,376 and earnings were not sufficient to cover fixed charges and preferred dividends by $87,956. For the years ended December 31, 2011, 2010, 2009 and 2008, our total earnings were not sufficient to cover fixed charges of $68,784, $218,353, $757,283 and $276,951, respectively, and earnings were not sufficient to cover fixed charges and preferred dividends by $111,104, $260,673, $799,603 and $319,271, respectively.

LEGAL PROCEEDINGS

        On June 4, 2012, we reached an agreement in principle with the plaintiffs' Court-appointed representatives in the previously reported Citiline class action to settle the litigation. Settlement payments will be primarily funded by our insurance carriers. We will contribute $2.0 million to the settlement.

        The proposed settlement is subject to Court approval. The parties intend to file a motion for preliminary Court approval on or before July 19, 2012. Assuming preliminary Court approval is obtained, notice of the settlement would then be mailed to class members and we anticipate that a final hearing would be held in the second half of 2012. Upon final Court approval of the settlement, the litigation will be dismissed in its entirety with prejudice.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange of the Series B Notes for the Series A Notes pursuant to this exchange offer. We have and will continue to use the net proceeds from the sale of the Series A Notes to repay a portion of our Floating Rate Convertible Notes due 2012, which bore interest at a rate of approximately 1.08% per annum at March 31, 2012.

ABSENCE OF PUBLIC MARKET

        The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Although the initial purchasers of the Series A Notes have informed us that they currently intend to make a market in the notes, they are not obligated to do so and they may discontinue market-making activity at any time without notice. In addition, market-making activities may be limited during this exchange offer. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or, if such a market develops, that it will provide significant liquidity to holders of the Series B Notes.

 DESCRIPTION OF OTHER INDEBTEDNESS

2011 Secured Credit Agreement

        On March 16, 2011, we entered into a $2.95 billion credit agreement, or the "2011 Secured Credit Agreement," and related documents with J.P. Morgan Chase Bank, N.A., as administrative agent, The Royal Bank of Scotland PLC and Barclays Bank PLC, as syndication agents, Bank of America, N.A., as documentation agent, and J.P. Morgan Securities LLC, Barclays Capital and RBS Securities Inc., as joint lead arrangers and joint bookrunners.

        The 2011 Secured Credit Agreement provides for two tranches of term loans: a $1.50 billion A-1 tranche due June 28, 2013 that bears annual interest at LIBOR plus 3.75% and was issued at 99.0% of par, and a $1.45 billion A-2 tranche due June 30, 2014 that bears annual interest at LIBOR plus 5.75% and was issued at 98.5% of par. Both tranches are subject to a LIBOR floor of 1.25%.

        Outstanding borrowings under the 2011 Secured Credit Agreement are collateralized by a first lien on a fixed pool of assets, consisting of loan, net lease, OREO and REHI assets. Proceeds from principal repayments and sales of collateral are applied to repay outstanding borrowings, beginning with the A-1 tranche. Proceeds received for interest, rent, lease payments, fee income and, under certain circumstances, additional amounts funded on assets serving as collateral are retained by us. Outstanding borrowings under the 2011 Secured Credit Agreement are guaranteed by certain of our subsidiaries that hold direct or indirect interests in the collateral securing the borrowings and the equity interests in certain of our subsidiaries holding such interests have been pledged to the lenders under the 2011 Secured Credit Agreement.

        We must meet minimum cumulative amortization requirements on the A-1 tranche as follows: $450.0 million by June 30, 2012, $750.0 million by December 31, 2012 and $1.50 billion by June 28, 2013. The A-2 tranche will begin amortizing after the repayment in full of the A-1 tranche, with minimum cumulative amortization payments of $150.0 million due six months after payment in full of the A-1 tranche, and additional payments of $150.0 million due by each six month anniversary thereafter until maturity. As of March 31, 2012, we had made cumulative amortization payments of $628.2 million on the A-1 tranche of the 2011 Secured Credit Agreement.

        The 2011 Secured Credit Agreement contains covenants relating to the collateral, including a covenant to maintain collateral coverage of not less than 1.25x outstanding borrowings, and covenants relating to the provision of information, restricted payments and other customary matters; however, the agreement contains no corporate level financial covenants such as minimum net worth, fixed charge coverage or minimum unencumbered assets covenants.

        The 2011 Secured Credit Agreement contains customary events of default, including payment defaults, failure to perform covenants, defaults under other recourse indebtedness above specified thresholds, change of control, bankruptcy events and defaults under the collateral agreement. Some of the events of default are subject to cure periods.

2012 Secured Credit Agreement

        On March 19, 2012, we entered into a credit agreement, or the "2012 Secured Credit Agreement," with Barclays Bank PLC, as administrative agent, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent and Barclays Capital and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and, together with J.P. Morgan Securities LLC, as joint bookrunners.

        The 2012 Secured Credit Agreement provides for two tranches of term loans: a $410.0 million A-1 tranche due March 19, 2016 that bears annual interest at LIBOR plus 4.00% or a base rate plus 3.00%, and a $470.0 million A-2 tranche due March 19, 2017 that bears annual interest at LIBOR plus 5.75%

or a base rate plus 4.75%. The A-1 tranche and the A-2 tranche were issued at 98.0% and 98.5% of par, respectively, and each are subject to a LIBOR floor of 1.25%.

        Outstanding borrowings under the 2012 Secured Credit Agreement are collateralized by a first lien on a fixed pool of assets that had a value of approximately $1.1 billion as of the date of the 2012 Secured Credit Agreement, based upon the valuation methodology applied under the 2012 Secured Credit Agreement. Proceeds from principal repayments and sales of collateral will be applied to repay outstanding borrowings. Proceeds received for interest, rent, lease payments and fee income are retained by us. We must meet minimum cumulative amortization requirements of $41.0 million on the A-1 tranche beginning December 31, 2012 and every six months thereafter. After the A-1 tranche is repaid, proceeds from principal repayments and collateral sales will be used to repay the A-2 tranche. Outstanding borrowings under the 2012 Secured Credit Agreement are not guaranteed by any of our subsidiaries, and no equity interests in our subsidiaries are pledged to the lenders under the 2012 Secured Credit Agreement.

        The 2012 Secured Credit Agreement contains covenants relating to the collateral, including a covenant to maintain collateral coverage of not less than 1.25x outstanding borrowings, and covenants relating to the provision of information, restricted payments and other customary matters; however, the 2012 Secured Credit Agreement contains no corporate level financial covenants such as minimum net worth, fixed charge coverage or minimum unencumbered assets covenants.

        The 2012 Secured Credit Agreement contains customary events of default, including payment defaults, failure to perform covenants, defaults under other recourse indebtedness above specified thresholds, change of control (subject to our right to repay outstanding borrowings at par), bankruptcy events and defaults under the collateral agreement. Some of the events of default are subject to cure periods.

Unsecured Notes

        As of March 31, 2012, we had approximately $2.4 billion aggregate principal amount of senior unsecured notes outstanding, comprised of nine separate series of notes with maturity dates ranging from 2012 to 2017. The outstanding senior unsecured notes are our unsecured senior obligations and rank equally with all of our other unsecured, unsubordinated indebtedness from time to time outstanding, including the Series B Notes. Our outstanding senior unsecured notes are not guaranteed by any of our subsidiaries. The covenants contained in the indentures governing the outstanding unsecured senior notes are substantially similar to those that will be contained in the Indenture governing the Series B Notes, except that not all of our outstanding senior unsecured notes require us to repurchase such notes upon the occurrence of a change of control event (as is required under the Series B Notes in certain circumstances).

DESCRIPTION OF THE SERIES B NOTES

        We issued the Series A Notes, and will issue the Series B Notes, or the "Notes," under an indenture, or the "Indenture," dated May 8, 2012, between us and U.S. Bank National Association, as trustee, the "Trustee." The form and terms of the Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transferring them, and (2) holders of the Notes will not be, and upon the consummation of this exchange offer, holders of Series A Notes will no longer be, entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. We have summarized in this section the principal terms of the Notes and the Indenture under which they were issued. This summary is not complete. You should read the Indenture and the Notes for additional information before you decide to invest in the Notes because they, and not this description, define your rights as holders of the Notes. You may request copies of these documents at our address shown under the caption "Incorporation of Certain Documents by Reference" on page 55 of this prospectus. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the "TIA." Any Series A Notes that remain outstanding after the completion of the exchange offer, together with the Notes, will be treated as a single class of securities under the Indenture. Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this "Description of the Series B Notes," "iStar," "we," "our" or "us" refers to iStar Financial Inc. and does not include our subsidiaries.

        The Notes will be unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company.

        The Company will issue the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of the Notes, or the "Holders." The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of the Holders.

Principal, Maturity and Interest

        The Indenture is unlimited in aggregate principal amount, but the issuance of Notes on the issue date is limited to a maximum aggregate principal amount of $275.0 million. We may issue an unlimited principal amount of additional notes under the Indenture having identical terms and conditions as the Notes, or the "Additional Notes;" provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number from the Notes. We will only be permitted to issue Additional Notes in compliance with the terms of the Indenture, including the covenant restricting the incurrence of Indebtedness (as described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness"). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including with respect to waivers and amendments. Unless the context otherwise requires, in this "Description of the Series B Notes," references to the "Notes" include any Additional Notes.

        The Notes will mature on June 1, 2017. The Notes will not be entitled to the benefit of any mandatory sinking fund.

        Interest on the Notes will be payable semiannually in cash at the rate of 9.0% per annum. Interest will be paid on the Notes on each June 1 and December 1, commencing on December 1, 2012 to the persons who are registered holders on each May 15 and November 15. Interest on the Notes will

accrue from                        , 2012 and will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest payment date on a Note other than the maturity date is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day. If the maturity date of a Note or an interest payment date of a Note falls on a day that is not a Business Day, the required payment of principal and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the maturity date or such interest payment date, as the case may be, to the date of such payment on the next succeeding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Ranking

        The Notes will be our senior, unsecured obligations, and will be:

  •
  equal in right of payment with all of our existing and future obligations that are not expressly subordinated to the Notes;

  •
  effectively subordinated to all of our existing and future indebtedness that is secured by a Lien on any of our assets to the extent of the value of the assets securing such indebtedness;

  •
  senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the Notes; and

  •
  since the Notes will not be guaranteed by any of our Subsidiaries, effectively subordinated to all liabilities (including trade payables) of our Subsidiaries.

        Our ability to pay interest on the Notes will be dependent in part upon our receipt of dividends and other distributions from our direct and indirect Subsidiaries. The availability of distributions from our Subsidiaries will, among other things, be subject to the satisfaction of any covenants and conditions contained in the applicable Subsidiaries' financing documents.

        As of March 31, 2012, the aggregate principal amount of our outstanding consolidated indebtedness was $6.0 billion, of which $3.6 billion was debt of our subsidiaries (including indebtedness of iStar Financial Inc. guaranteed by its subsidiaries) and $3.5 billion was secured indebtedness.

Optional Redemption

        The Notes may be redeemed, in whole or in part, at the Company's option at any time prior to the maturity date at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the date of the redemption, or the 30 "Redemption Date" (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, at any Redemption Date, the greater of: (1) 1.0% of the principal amount of the Notes; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of the Notes on the Redemption Date plus (ii) all required remaining scheduled interest payments due on the Notes through the maturity date of the Notes (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of the Notes on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the third Business Day prior to our providing notice of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the maturity date of the Notes; provided, however, that if the period from such Redemption Date to the maturity date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

  (2)
  on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 (but not more than 60) days before the Redemption Date to each Holder to be redeemed at its registered address. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Open Market and Other Purchases

        Except as described below under "Change of Control," the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Change of Control

        Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below, or the "Change of Control Offer," at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law, or the "Change of Control Payment Date." Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

        If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon the occurrence of a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of the Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        One of the circumstances under which a Change of Control Triggering Event may occur is upon the sale, lease, exchange of other transfer of all or substantially all of our assets. However, the phrase "all or substantially all" will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease, exchange of other transfer of "all or substantially all" of our assets has occurred, in which case, the ability of a holder of the Notes to obtain the benefit of the offer for repurchase of all or a portion of the Notes held by such holder may be impacted.

Certain Covenants

        The following covenants in the Indenture apply to the Notes; provided, however, that the covenants described under "—Limitation on Incurrence of Additional Indebtedness" and "—Maintenance of Total Unencumbered Assets" will not apply if, and only for so long as, (1) the Notes are rated BBB or Baa2, or higher, by at least two of the following three rating agencies: S&P, Moody's and Fitch and (2) no Default or Event of Default has occurred and is continuing.

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of, or collectively, "incur,"

any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

        Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.5 to 1.0.

        Maintenance of Total Unencumbered Assets.    The Company and its Subsidiaries will maintain Total Unencumbered Assets of not less than 120% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries, in each case on a consolidated basis.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (a)
  the Company shall be the surviving or continuing entity; or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety, or the "Surviving Entity":

  (i)
  shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

  (ii)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant, if such covenant is then in effect;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity, as applicable, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger,

    sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture will provide that upon any consolidation or merger or any transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

        Reports to Holders.    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish the Holders:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's independent registered public accounting firm; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the applicable time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default" with respect to the Notes:

  (1)
  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal and premium, if any, on any Notes when such principal becomes due and payable, at maturity or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer);

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "—Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; or

  (5)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," or the "Acceleration Notice," and the same shall become immediately due and payable.

        If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (4) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default in the payment of the principal, premium, if any, or interest on any Notes.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes, or "Legal Defeasance." Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

  (2)
  the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture, or "Covenant Defeasance," and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Company has received from, or there has been published by, the IRS a ruling; or

    (b)
    since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

  (9)
  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)
  either:

  (a)
  all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption;

  (2)
  the Company has paid all other sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture:

  (1)
  to cure any ambiguity, defect or inconsistency that does not adversely affect in any material respect the rights of any Holder of the Notes under the Indenture;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of the terms of the Indenture;

  (3)
  to provide for the assumption of the Company's obligations to the Holders by a successor to the Company pursuant to the terms of the Indenture;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect in any material respect the rights of any Holder of the Notes;

  (5)
  to conform the provisions of the Indenture to the "Description of the Series B Notes" section of this prospectus.

  (6)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA; or

  (7)
  to evidence and provide for the acceptance of appointment under the Indenture of a successor trustee.

        Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture

(including consents obtained in connection with a tender offer or exchange offer for the Notes), except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto; or

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the seniority or ranking of the Notes in a manner which adversely affects the Holders.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed modification, amendment or waiver. It is sufficient if such consent approves the substance of the proposed modification, amendment or waiver.

Governing Law

        The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our wholly owned Subsidiaries of:

  (1)
  any Capital Stock of any of our Subsidiaries; or

  (2)
  any of our or our Subsidiaries' other property or assets other than sales of loan-related assets made in the ordinary course of the Company's real estate lending business and other asset sales made in the ordinary course of the Company's business.

        "Below Investment Grade Rating Event" means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, or a "Group," together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

  (4)
  the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby:

  (a)
  all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets);

  (b)
  Consolidated Interest Expense; and

  (c)
  depreciation, depletion and amortization;

all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters, or the "Four Quarter Period," ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available, or the "Transaction Date," to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries, directly or indirectly, guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2)
  to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

  (2)
  after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets;

  (3)
  the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise;

  (4)
  the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

  (a)
  to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (3) above), by such other Person; or

  (b)
  that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

  (5)
  any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature;

  (6)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of SFAS No. 144); and

  (7)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

        "Consolidated Subsidiary" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

        "Existing Credit Agreements" mean: (1) the Credit Agreement, dated March 19, 2012, among the Company, Barclays Bank PLC, as administrative agent, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent, and Barclays Capital and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and, together with J.P. Morgan Securities LLC, as joint bookrunners; (2) the Credit Agreement, dated March 16, 2011, among the Company, J.P. Morgan Chase Bank, N.A., as administrative agent, The Royal Bank of Scotland PLC and Barclays Bank PLC, as syndication agents, Bank of America, N.A., as documentation agent, and J.P. Morgan Securities LLC, Barclays Capital and RBS Securities Inc., as joint lead arrangers and joint bookrunners; and (3) the Revolving Credit Agreement, dated as of June 26, 2007, among the Company, the lenders party thereto and J.P. Morgan Chase Bank, N.A., as administrative agent, in each case together with the related documents thereto (including, without limitation, any security documents) and in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "—Limitation on Incurrence of Additional Indebtedness" covenant above) or adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Fitch" means Fitch Ratings.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States. For the avoidance of doubt, revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of SFAS No. 144 will be treated as revenues, expenses, gains and losses from continuing operations.

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

  (8)
  all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

  (9)
  Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc.

        "Non-Recourse Indebtedness" means any of our or any of our Subsidiaries' Indebtedness that is:

  (1)
  specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

  (2)
  advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against, which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of the Company's Subsidiaries' other assets (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

  (3)
  specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under: (a) these Notes issued on May 8, 2012; (b) the Company's $750.0 million aggregate principal amount of 8.625% Senior Notes due 2013 that were issued on May 21, 2008; (c) the Company's $800.0 million aggregate principal amount of Floating Rate Convertible Senior Notes due 2012 that were issued on October 15, 2007; (d) the Company's $300.0 million aggregate principal amount of 5.50% Senior Notes due 2012 that were issued on March 9, 2007 and the $250.0 million aggregate principal amount of 5.85% Senior Notes due 2017 that were issued on March 9, 2007; (e) the Company's $889.7 million aggregate principal amount of 5.95% Senior Notes due 2013 that were issued on September 22, 2006 and October 18, 2006; (f) the Company's $500.0 million aggregate principal amount of 5.875% Senior Notes due 2016; (g) the Company's $100.0 million in unsecured floating rate trust preferred securities that were issued on September 14, 2005; (h) the Company's $250.0 million aggregate principal amount of 6.05% Senior Notes due 2015 that were issued on April 21, 2005; (i) the Company's $250.0 million aggregate principal amount of 5.70% Notes due 2014 issued on March 9, 2004, and an additional $117.0 million aggregate amount of 5.70% Notes due 2014 issued on March 1, 2005 in connection with the Company's exchange offer for TriNet Corporate Realty Trust, Inc.'s 7.70% Notes due 2017; and (j) the Company's $150.0 million aggregate principal amount of 6.50% Senior Notes due 2013 that were issued on December 12, 2003;

  (2)
  Indebtedness incurred pursuant to the Existing Credit Agreements in an aggregate principal amount at any time outstanding not to exceed the maximum aggregate amount available under the Existing Credit Agreements as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

  (3)
  other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

  (4)
  Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (5)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

  (7)
  Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness; and

  (11)
  additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements).

        For purposes of determining compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Limitations on Incurrence of Additional Indebtedness" covenant.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9) or (11) of the definition of Permitted Indebtedness), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Secured Indebtedness" means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

        "Significant Subsidiary," with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Subsidiary," with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Unencumbered Assets" as of any date means the sum of:

  (1)
  those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

  (2)
  all other assets (but excluding intangibles and accounts receivable) of the Company and its subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

        "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company or any of its Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

EXCHANGE OFFER

Purpose and effects

        We issued the Series A Notes on May 8, 2012 to the initial purchasers, who resold the Series A Notes to "qualified institutional buyers," (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with Regulation S of the Exchange Act. In connection with the sale of the Series A Notes, we and the initial purchasers entered into a registration rights agreement on May 8, 2012, or the "Registration Rights Agreement." Pursuant to the Registration Rights Agreement, we agreed, at our own cost, for the benefit of the holders of the notes, to use our commercially reasonable efforts to cause an exchange offer, or the "Exchange Offer," to be consummated not later than 360 days following the issuance of the notes offered hereby, or the "Exchange Date."

        The Exchange Offer is being made pursuant to the Registration Rights Agreement. Holders of Series A Notes who do not tender their Series A Notes or whose Series A Notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Series A Notes.

        Under existing interpretations by the SEC staff contained in several no-action letters to third parties, the Series B Notes will be freely transferable by the holders of the Series B Notes (other than our affiliates) after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Series A Notes for Series B Notes will be required to represent (1) that any Series B Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer, it had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Series B Notes in violation of the Securities Act, (3) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of us, (4) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Series B Notes and (5) if the holder is a broker-dealer, or a "participating broker-dealer," that it will receive Series B Notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, and that it will deliver a prospectus in connection with any resale of the Series B Notes. We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Series B Notes.

        The Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of Series B Notes with addresses in any jurisdiction in which the exchange offer or the issuance of Series B Notes pursuant to it would violate applicable securities or blue sky laws. Prior to the Exchange Offer, however, we will register or qualify, or cooperate with the holders of the Series A Notes and their respective counsel in connection with the registration or qualification of, the Series B Notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the Exchange Offer and do anything else which is necessary or advisable to enable the offer and issuance of the Series B Notes in those jurisdictions.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue Series B Notes in exchange for all Series A Notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which they are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer.

        However, Series A Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "Description of the Series B Notes."

        The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes, except that (1) the Series B Notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the Series B Notes will be registered, holders of Series B Notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities.

        Series A Notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the registration rights agreement.

        We will be deemed to accept all the Series A Notes which are validly tendered and not withdrawn when we give oral (if oral, to be promptly confirmed in writing) or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us.

        If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Series A Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

Expiration date; extension; termination; amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2012, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term "expiration date" will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral (if oral, to be promptly confirmed in writing) or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

Procedures for tendering

        Only a holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must complete, sign and date the letter of transmittal, or a facsimile of one, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of one, together with the Series A Notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent's account in accordance with DTC's transfer procedure. If delivery of Series A Notes is effected through book-entry transfer into the exchange agent's account at DTC, a letter of transmittal (or a facsimile of one), is not required to be signed and delivered to the exchange agent. However, book-entry confirmation of transfer of the Series A Notes to be exchanged must be received by the exchange agent's account prior to 5:00 p.m., New York City time, on the expiration date.

        DELIVERY OF A PHYSICAL DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. ONLY BOOK-ENTRY CONFIRMATIONS ARE TO BE MADE THROUGH DTC.

        A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivering Series A Notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

        If the letter of transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, a holder will be representing to us that the person who will acquire the Series B Notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person's business and that neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the Series B Notes or is an "affiliate" of ours (as defined in Rule 405 under the Securities Act). If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for

Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.

Guaranteed delivery procedures

        Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

  (a)
  the tender is made through an eligible institution;

  (b)
  prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, the certificate number(s) of the Series A Notes (if available) and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, the certificate(s) representing the Series A Notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

  (c)
  the certificate(s) representing all the tendered Series A Notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

        Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of tenders

        Except as otherwise described below, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, unless the Series A Notes have already been accepted for exchange.

        To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the Series A Notes have been accepted for exchange by us. Any notice of withdrawal must (i) specify the name of the person who deposited the Series A Notes to be withdrawn, (ii) identify the Series A Notes to be withdrawn (including the certificate numbers and principal amounts of the Series A Notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series A Notes into the name of the person who withdraws the tender and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties.

        Any Series A Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those Series A Notes unless they are validly re-tendered. Any Series A Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A Notes may be re-tendered at any time prior to the expiration date.

Fees and expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, certificates representing Series B Notes or Series A Notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return certificates evidencing Series A Notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Consequences of failure to exchange Series A Notes

        If a holder does not exchange Series A Notes for Series B Notes in response to the exchange offer, the Series A Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the Series A Notes, and will not have the benefit of any agreement by us to register Series A Notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

        Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their Series A Notes. Holders of Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Accounting treatment

        The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Series B Notes.

Exchange agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

BY FACSIMILE:	BY OVERNIGHT COURIER:	BY REGISTERED OR CERTIFIED MAIL:
U.S. Bank National	U.S. Bank National	U.S. Bank National
Association	Association	Association
Attn: Specialized Finance	Corporate Trust Services	Corporate Trust Services
(651) 495-8158	EP-MN-WS-2N	EP-MN-WS-2N
To Confirm Receipt:	60 Livingston Avenue	60 Livingston Avenue
(800) 934-6802	St. Paul MN 55107	St. Paul, MN 55107
	Attn: Specialized Finance	Attn: Specialized Finance

        Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

BOOK ENTRY, DELIVERY AND FORM

        The certificates representing the Series B Notes will be issued in fully registered form without interest coupons. The Series B Notes will initially be represented by one or more permanent global Series B Notes in fully registered form without interest coupons, each a "Global Note," and will be deposited with the Trustee as a custodian for DTC and registered in the name of a nominee of such depositary.

        The Global Notes (and any notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture. Subject to such restrictions, holders of Series B Notes may elect to take physical delivery of their certificates, each a "Certificated Security," instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers").

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchaser and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, or "participants," or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Series B Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Series B Notes.

        Payments of the principal of, premium (if any), on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Series B Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of Series B Notes (including the presentation of Series B Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or "indirect participants."

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the Exchange Offer. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as:

  •
  U.S. expatriates;

  •
  persons who mark-to-market the Series B Notes;

  •
  subchapter S corporations;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  trusts and estates;

  •
  persons holding the Series B Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  persons holding Series B Notes through a partnership or similar pass-through entity;

  •
  tax-exempt organizations; and

  •
  holders who are not U.S. persons within the meaning of the Internal Revenue Code.

        This summary only addresses holders who acquired Series A Notes in connection with their initial offering at their initial offering price and will acquire Series B Notes in the Exchange Offer, and assumes that holders have held the Series A Notes and will hold the Series B Notes as capital assets, which generally means as property held for investment.

        THE TAX CONSEQUENCES OF THE EXCHANGE OFFER TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE EXCHANGE OFFER.

        The exchange of Series B Notes for Series A Notes pursuant to the Exchange Offer will not be treated as a "significant modification" of the Series A Notes for U.S. federal income tax purposes, and as a result will not be treated as a taxable exchange for U.S. federal income tax purposes. Holders of Series A Notes who participate in the Exchange Offer will be treated in the same manner for U.S. federal income tax purposes as if they had retained their Series A Notes, and the U.S. federal income tax treatment of the Series B Notes following the exchange will be the same as the U.S. federal income tax treatment of the Series A Notes.

        Because the Series B Notes will be issued with original issue discount for U.S. federal income tax purposes, each Series B Note will include the following paragraph:

        THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") FOR U.S. FEDERAL INCOME TAX PURPOSES. INFORMATION RELATING TO THE ISSUE PRICE OF THE NOTE, THE AMOUNT OF OID ON THE NOTE, ITS ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTE MAY BE OBTAINED BY MAILING ISTAR FINANCIAL INC.'S INVESTOR RELATIONS DEPARTMENT AT 1114 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036 OR BY CALLING (212) 930-9400.

 SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS

        Each broker-dealer that receives Series B Notes for its own account pursuant to this Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to this Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Series B Notes. Any broker-dealer that sells Series B Notes that were received by it for its own account pursuant to this Exchange Offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from sale of the Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by acknowledging that it will deliver and by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this Exchange Offer and we will indemnify the holders of the Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The legality of the Series B Notes offered by this prospectus will be passed upon for us by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and information statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also electronically available from the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym "EDGAR," and which may be accessed at www.sec.gov, as well as from commercial document retrieval services. We are "incorporating by reference" certain information we file with the SEC into this prospectus, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below, which were filed with the SEC, and such documents form an integral part of this prospectus:

  •
  Annual Report on Form 10-K for fiscal year ended December 31, 2011.

  •
  Definitive Proxy Statement dated April 12, 2012.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

  •
  Current Reports on Form 8-K filed on March 23, 2012, May 4, 2012 and May 11, 2012.

        We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of this offering, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) which is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus. Copies of each of the documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost, by writing or calling us at the following address and telephone number:

iStar Financial Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention: Investor Relations Department
Telephone: (212) 930-9400

PROSPECTUS

$275,000,000

9.0% Senior Series B Notes due 2017

Offer to exchange 9.0% Series B Senior Notes due 2017 which have been registered under the Securities Act for any and all outstanding 9.0% Series A Senior Notes due 2017.

June 29, 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification Of Directors And Officers.

        The Maryland General Corporation Law, or the "MGCL," permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our charter obligates us to indemnify (i) our directors and officers, whether serving us, or at our request, any other entity, to the full extent required or permitted by the MGCL, as currently or hereafter in effect, including the advance or reimbursement of reasonable expenses as incurred (including reasonable attorney fees) under the procedures and to the full extent permitted by law and (ii) other employees and agents to the extent authorized by our board of directors or our bylaws and permitted by law. Our bylaws set forth the procedures for any indemnification claims or requests for payment of expenses in advance of the final disposition of any proceeding.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 21.    Exhibits And Financial Statement Schedules.

4.1	Indenture, dated May 8, 2012, between iStar Financial Inc. and U.S. Bank National Association, as the trustee (incorporated by reference to the Current Report on Form 8-K filed with the SEC on May 11, 2012).
4.2	Form of 9.0% Senior Series B Notes due 2017—Global Note.*
5.1	Opinion of Venable LLP as to legality.*

10.1	Registration Rights Agreement, dated as of May 8, 2012, by and among iStar Financial Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC, as the initial purchasers (incorporated by reference to the Current Report on Form 8-K filed with the SEC on May 11, 2012).
12.1	Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and preferred stock dividends.*
21.1	List of subsidiaries (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2011).
23.1	Consent of Venable LLP (contained in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Power of Attorney (included on signature page).*
25.1	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of U.S. Bank National Association, as trustee.*
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Exchange Agent Agreement.

*
Previously filed.

Item 22.    Undertaking.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)

or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 29, 2012.

iSTAR FINANCIAL INC.
By:	/s/ JAY SUGARMAN
	Name:	Jay Sugarman
	Title:	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)
By:	/s/ DAVID DISTASO
	Name:	David DiStaso
	Title:	Chief Financial Officer (principal financial and accounting officer)

        Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JAY SUGARMAN Jay Sugarman	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 29, 2012
/s/ DAVID DISTASO David DiStaso	Chief Financial Officer (principal financial officer and principal accounting officer)	June 29, 2012
* Robert W. Holman, Jr	Director	June 29, 2012
* Robin Josephs	Director	June 29, 2012
* John G. McDonald	Director	June 29, 2012
* George R. Puskar	Director	June 29, 2012

Name	Title	Date

* Dale Anne Reiss	Director	June 29, 2012
* Barry W. Ridings	Director	June 29, 2012
* /s/ DAVID DISTASO David DiStaso Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated May 8, 2012, between iStar Financial Inc. and U.S. Bank National Association, as the trustee (incorporated by reference to the Current Report on Form 8-K filed with the SEC on May 11, 2012).
4.2	Form of 9.0% Senior Series B Notes due 2017—Global Note.*
5.1	Opinion of Venable LLP as to legality.*
10.1
Registration Rights Agreement, dated as of May 8, 2012, by and among iStar Financial Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC, as the initial purchasers (incorporated by reference to the Current Report on Form 8-K filed with the SEC on May 11, 2012).
12.1	Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and preferred stock dividends.*
21.1	List of subsidiaries (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2011).
23.1	Consent of Venable LLP (contained in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Power of Attorney (included on signature page).*
25.1	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of U.S. Bank National Association, as trustee.*
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Exchange Agent Agreement.

*
Previously filed.